Exhibit 99.1

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

Contact: Cathy Cooper

(206) 777-8246

Friday, April 17, 2009

FOR IMMEDIATE RELEASE

Washington Federal Reports Net Income of $8.4 Million for its

Second Fiscal Quarter; Tangible Capital Improves to 10%

SEATTLE – Washington Federal, Inc. (Nasdaq: WFSL), parent company of Washington Federal Savings, today announced earnings of $8,410,000 or $.10 per diluted share for the quarter ended March 31, 2009, compared to $35,452,000 or $.40 per diluted share for the same period one year ago. Earnings decreased by $27,042,000 or 76% primarily as a result of higher credit costs. The provision for loan losses was $54 million for the quarter ended March 31, 2009, a $44.5 million increase over the $9.5 million provided for the same quarter one year ago. During the quarter, the Company’s already strong capital position improved as the ratio of tangible common equity to tangible assets increased to 10%, making it one of the best capitalized regional institutions in the U.S.

Chairman, President & CEO Roy M. Whitehead commented, “Lower earnings over the same period last year are the result of a substantial increase in loan loss provision primarily related to the residential land and construction portfolio and centered in a few large credits. We are pleased to have been solidly profitable again last quarter, given the extraordinarily difficult economic conditions. Investors should expect loan loss provisions to continue at a high level next quarter. We also foresee revenues next quarter being adversely impacted by the higher level of non-performing assets along with accelerated mortgage prepayments due to refinancing. On a positive note, we continue to experience improvement in funding expense due to declining deposit costs. Next quarter approximately $2.3 billion, or 38% of our deposits, will reprice downward, which will add considerably to net interest margin.”

Non-performing assets amounted to $492 million or 4.01% of total assets at quarter-end. This is an increase of $328 million from September 30, 2008, and is concentrated in our portfolio of land and speculative construction loans. The gross amount of loans outstanding in these two portfolios totaled $1,036 million as of March 31, 2009, a decrease of $128 million or 11% from September 30, 2008. In response to the deteriorating credit conditions, the Company increased its allowance for loan losses from $85 million as of September 30, 2008, to $143 million as of March 31, 2009, a $58 million or 68% increase.

In March, the Company began to more aggressively market foreclosed real estate. Special mortgage loan products, beginning at a rate of 3.99% were introduced to facilitate the sale of real estate owned. The Company currently owns and is marketing 250 separate properties, of which 50 have pending sales.

Total assets increased by $466 million or 4% to $12,262,172,000 from $11,796,425,000 at September 30, 2008. Specifically, investment securities increased by $481 million or 30% during the six months ended March 31, 2009, as the Company purchased agency mortgage backed securities in anticipation of a potential increase in refinance activity. As of March 31, 2009, the Company’s investment portfolio had net unrealized gains of $81 million, an increase of $78 million from September 30, 2008. During the quarter, total loans outstanding decreased from $9.5 billion to $9.4 billion as a result of increased loan prepayments stemming from record low interest rates available on 30 year fixed rate mortgages in the market.

Net interest income for the current quarter increased by 27% or $20 million from the quarter ended March 31, 2008. This increase is the result of significant growth in earning assets as well as increased net interest spread as deposit rates have fallen. The Company’s period end spread increased to 3.11% as of March 31, 2009, compared to 2.30% one year ago.

The Company’s efficiency ratio of 25.6% for the quarter remains among the lowest in the industry. The quarter produced a return on assets of .27%, while return on equity amounted to 2.40%. These ratios represent historical lows for the Company and are reflective of the effects of the significant declines in real estate values throughout the western United States.

On April 24, 2009, Washington Federal will pay a cash dividend of $.05 per share to common stockholders of record on April 10, 2009. This will be the Company’s 105th consecutive quarterly cash dividend.

Washington Federal Savings, with headquarters in Seattle, Washington, has 150 offices in eight western states.

To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.

Important Cautionary Statements

The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2008 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Statements contained herein that are not historical facts should be considered forward-looking statements with respect to Washington Federal. Forward-looking statements of this type speak only as of the date of this report. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, unforeseen local, regional, national or global events, economic conditions, asset quality, interest rates, loan demand, changes in business or consumer spending, borrowing or savings habits, deposit growth, adequacy of the reserve for loan losses, competition, stock price volatility, government monetary and economic policy, anticipated expense levels, changes in laws and regulations, the level of success of the company’s asset/liability management strategies as well as its marketing, product development, sales and other strategies, the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and other accounting standard setters, the costs and effects of litigation and of unexpected or adverse outcomes in such litigation, and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Washington Federal undertakes no obligation to update or revise forward-looking statements to reflect subsequent circumstances, events or information or for any other reason.

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WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(UNAUDITED)

	March 31, 2009	September 30, 2008
	(In thousands, except per share data)
ASSETS
Cash and cash equivalents	$86,579	$82,600
Available-for-sale securities	1,964,200	1,476,067
Held-to-maturity securities	117,316	124,537
Loans receivable, net	9,431,599	9,501,620
Interest receivable	55,326	54,365
Premises and equipment, net	134,231	133,357
Real estate held for sale	84,715	37,107
FHLB stock	144,493	144,874
Intangible assets, net	219,515	221,294
Federal and state income taxes	2,491	5,148
Other assets	21,707	15,456

	$12,262,172	$11,796,425

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Savings and demand accounts	$7,521,099	$7,146,045
Repurchase agreements with customers	38,257	23,494

	7,559,356	7,169,539
FHLB advances	2,089,753	1,998,308
Other borrowings	925,600	1,177,600
Advance payments by borrowers for taxes and insurance	30,159	37,206
Federal and state income taxes	—	—
Accrued expenses and other liabilities	55,446	81,098

	10,660,314	10,463,751
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 105,157,965 and 105,092,724 shares issued; 88,047,438 and 87,916,286 shares outstanding	105,158	105,093
Preferred Stock, 200,000 shares issued and outstanding	198,050	—
Paid-in capital	1,264,171	1,261,032
Accumulated other comprehensive income (loss), net of taxes	48,499	2,472
Treasury stock, at cost; 17,110,527 and 17,176,438 shares	(209,449)	(210,250)
Retained earnings	195,429	174,327

	1,601,858	1,332,674

	$12,262,172	$11,796,425

CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders’ equity per share	$15.94	$15.16
Stockholders’ equity to total assets	13.06%	11.30%
Tangible common stockholders’ equity to tangible assets	10.00	9.60
Weighted average rates at period end
Loans and mortgage-backed securities	6.17%	6.33%
Combined loans, mortgage-backed securities and investment securities	6.09	6.26
Customer accounts	2.54	3.25
Borrowings	4.08	3.77
Combined cost of customer accounts and borrowings	2.98	3.41
Interest rate spread	3.11	2.85

*	Includes municipal bonds at tax equivalent yields and cash equivalents

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Quarter Ended March 31,		Six Months Ended March 31,
	2009	2008	2009	2008
	(In thousands, except per share data)
INTEREST INCOME
Loans	$147,038	$151,190	$299,357	$291,694
Mortgage-backed securities	28,341	21,818	53,653	43,780
Investment securities and cash equivalents	789	3,844	1,697	7,970

	176,168	176,852	354,707	343,444

INTEREST EXPENSE
Customer accounts	51,126	68,076	107,034	134,046
FHLB advances and other borrowings	31,560	35,203	64,179	70,532

	82,686	103,279	171,213	204,578

Net interest income	93,482	73,573	183,494	138,866
Provision for loan losses	54,000	9,500	89,000	10,500

Net interest income after provision for loan losses	39,482	64,073	94,494	128,366

OTHER INCOME
Gain on sale of loans	—	401	—	401
Gain on sale of real estate	—	8,712	—	8,712
Other	4,388	3,827	8,562	8,214

	4,388	12,940	8,562	17,327

OTHER EXPENSE
Compensation and fringe benefits	13,839	13,007	28,643	24,125
Occupancy	3,359	2,837	6,533	5,076
Other	7,863	6,004	14,470	9,867

	25,061	21,848	49,646	39,068
Gain (loss) on real estate acquired through foreclosure, net	(1,719)	(230)	(2,959)	(253)

Income before income taxes	17,090	54,935	50,451	106,372
Income taxes	6,074	19,483	17,917	37,872

NET INCOME	11,016	35,452	32,534	68,500

Preferred dividends accrued	2,606	—	3,955	—

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$8,410	$35,452	$28,579	$68,500

PER SHARE DATA
Basic earnings	$.10	$.40	$.32	$.78
Diluted earnings	.10	.40	.32	.78
Cash Dividends per share	.05	.21	.10	.42
Basic weighted average number of shares outstanding	88,021,483	87,635,996	87,993,592	87,535,154
Diluted weighted average number of shares outstanding, including dilutive stock options	88,028,210	87,661,907	88,018,511	87,680,352

PERFORMANCE RATIOS
Return on average assets	.27%	1.27%	.47%	1.26%
Return on average common equity	2.40%	10.45%	4.16%	10.20%